Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Transaction

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Dex One identified as the accounting acquirer. Dex One is considered the acquiring entity for accounting purposes based on certain criteria including, but not limited to, the following: (1) upon consummation of the transaction, Dex One stockholders hold approximately 60% of the common stock of Dex Media as compared to 40% held by SuperMedia stockholders and (2) Dex One’s chairman of the board of directors continues to serve as the chairman of the board of directors of Dex Media.

Basis of Presentation

We derived the following unaudited pro forma condensed combined balance sheet of Dex Media from Dex One and SuperMedia’s unaudited consolidated balance sheets as of March 31, 2013. The following unaudited pro forma condensed combined statements of operations of Dex Media were derived from Dex One and SuperMedia’s audited consolidated statements of operations for the year ended December 31, 2012 and unaudited consolidated statements of operations for the three months ended March 31, 2013. The following unaudited pro forma condensed combined financial statements of Dex Media are presented for illustrative purposes only and gives effect to the transaction as if it had occurred on January 1, 2012 with respect to the unaudited pro forma condensed combined statements of operations and as of March 31, 2013 with respect to the unaudited pro forma condensed combined balance sheet. The historical consolidated financial statements of Dex One and SuperMedia have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) estimable and supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.  In addition, the unaudited pro forma condensed combined financial statements include adjustments to conform the financial statement presentation of both companies. The following unaudited pro forma condensed combined financial statements are not indicative of the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, the impact of possible business model changes, the costs of any integration activities or benefits that may result from the transaction, or are indicative of the results of operations in future periods or the future financial position of Dex Media. The unaudited pro forma condensed combined financial statements also do not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Dex One and SuperMedia.

Acquisition Method of Accounting

The transaction was completed on April 30, 2013. Under the acquisition method of accounting, consideration provided by Dex One to complete the transaction with SuperMedia will be allocated to assets and liabilities of SuperMedia based upon their estimated fair values as of April 30, 2013. The excess purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, will be allocated to goodwill.  As of the date of this document, the detailed valuation studies necessary to arrive at the required estimates of fair value of SuperMedia’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price have not been finalized. A final determination of the fair value of SuperMedia’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of SuperMedia that exist as of April 30, 2013. The final value of the consideration provided by Dex One to complete the transaction was determined based on information at the time the transaction closed on April 30, 2013. The following pro forma purchase price adjustments, allocations and tax effects of the merger are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. Final pro forma purchase price adjustments and allocations may differ materially from the preliminary pro forma purchase adjustments and allocations presented here.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation used to prepare the unaudited pro forma condensed combined balance sheet as of March 31, 2013 is based upon a purchase price of $82 million. In accordance with the Amended and Restated Merger Agreement, the purchase price was based on the fair value of Dex Media common stock issued to SuperMedia shareholders on April 30, 2013 comprised of (1) 15.6 million outstanding shares of SuperMedia common stock on April 30, 2013, (2) the exchange ratio of Dex Media common stock for each SuperMedia share of .4386 and (3) a price per share of $11.90, which represents the closing price of Dex One common stock on April 30, 2013 of $2.38 adjusted for the 1-for-5 reverse stock split as specified in the Amended and Restated Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DEX ONE, SUPERMEDIA,  AND DEX MEDIA

AS OF MARCH 31, 2013

(in millions)	Dex One Historical	SuperMedia Historical	Adjustments		Dex Media Total Pro Forma
Assets
Current Assets
Cash and cash equivalents	$139	$152	$(16)	(k)	$275
Accounts receivable, net	106	115	(4)	(1)	217
Unbilled receivable	403	—	(63)	(1) (2) (j)	340
Allowance for doubtful accounts	(29)	—	29	(1)	—
Deferred directory costs	91	123	(95)	(d)	119
Deferred tax asset	35	—	(35)	(f)	—
Prepaid expenses and other	40	21	(8)	(e)	53
Assets held for sale	—	21	—		21
Total current assets	785	432	(192)		1,025

Fixed assets and capitalized software, net	97	29	13	(3)	139

Goodwill	—	704	(298)	(g)	406
Intangible assets, net	1,757	195	440	(3) (b)	2,392
Pension assets	—	58	—		58
Other non-current assets	20	3	—		23
Total Assets	$2,659	$1,421	$(37)		$4,043

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Current maturities of long-term debt	$220	$36	$—		$256
Accounts payable and accrued liabilities	81	122	—		203
Accrued interest	20	2	—		22
Deferred revenues	478	65	(442)	(1) (2) (c)	101
Current deferred income taxes	—	6	81	(f)	87
Total current liabilities	799	231	(361)		669

Long-term debt	—	1,406	1,385	(5) (h)	2,791
Liabilities subject to compromise	1,745	—	(1,745)	(5)	—
Employee benefit obligations	—	104	77	(4)	181
Deferred tax liability	48	73	169	(f)	290
Unrecognized tax benefits	—	45	6	(4)	51
Other liabilities	85	—	(83)	(4)	2

Shareholders’ Equity (Deficit)
Common stock	—	—	—	(a) (i)	—
Additional paid-in capital	1,465	215	(130)	(a) (i) (l)	1,550
Accumulated deficit	(1,439)	(704)	696	(i)(k)(l)	(1,447)
Accumulated other comprehensive income (loss)	(44)	51	(51)	(i)	(44)
Total shareholders’ equity (deficit)	(18)	(438)	515		59
Total Liabilities and Shareholders’ Equity (Deficit)	$2,659	$1,421	$(37)		$4,043

Conforming Adjustments

The unaudited pro forma condensed combined balance sheet as of March 31, 2013 includes adjustments to (1) conform the financial statement presentation of SuperMedia and Dex One, and (2) combine historical results of SuperMedia with Dex One’s, as permitted and in accordance with Regulation S-X (17 CFR Part 210) of the Securities and Exchange Commission. The following represents the adjustments to conform to the prospective financial presentation of Dex Media.

(1)         Dex Media will present its deferred revenue and associated unbilled receivables on a net basis on its consolidated balance sheet beginning June 30, 2013.  Dex One previously presented unbilled receivables as a current asset, separate from deferred revenue on its consolidated balance sheet. In order to be consistent with prospective Dex Media presentation, the Dex One unbilled receivables of $403 million and the related allowance for doubtful accounts of $9 million were reclassified to offset deferred revenue in the amount of $378 million and to accounts receivable, net in the amount of $16 million for unbilled receivables for which revenue has already been recognized on the unaudited pro forma condensed combined balance sheet as of March 31, 2013. Additionally, $20 million of allowance for doubtful accounts has been netted to accounts receivable, net, as Dex Media will present accounts receivable, net of its allowance for doubtful accounts on its consolidated balance sheet beginning June 30, 2013.

(2)         As a result of acquisition accounting, SuperMedia does not have any remaining performance obligations related to its customers who have previously contracted for advertising, thus no value was assigned to deferred revenue as of March 31, 2013.  Accordingly, $352 million of SuperMedia’s unbilled receivable has been reclassified from deferred revenue to unbilled receivable on the unaudited pro forma condensed combined balance sheet as of March 31, 2013.  See footnote (j) below for related information.

(3)         Dex Media will prospectively present capitalized software as part of fixed assets on its consolidated balance sheet beginning June 30, 2013. SuperMedia previously presented capitalized software as an intangible asset on its consolidated balance sheet. Accordingly, SuperMedia capitalized software of $13 million has been reclassified from intangible assets to fixed assets and capitalized software, net on the unaudited pro forma condensed combined balance sheet as of March 31, 2013.

(4)         These adjustments represent the break out of Dex One employee benefits liability of $77 million and unrecognized tax benefits of $6 million to separate line items on the unaudited pro forma condensed consolidated balance sheet as of March 31, 2013.

(5)         As a result of the emergence from chapter 11 bankruptcy, Dex One’s long-term debt of $1,745 million is no longer subject to compromise and has been reclassified to long-term debt.

Pro Forma Transaction-Related Adjustments

The unaudited pro forma condensed combined balance sheet as of March 31, 2013 also includes pro forma transaction-related adjustments.  The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed. The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Calculation of Allocable Purchase Price:
Fair value of Dex Media common stock issued to SuperMedia shareholders (a)	$82
Total allocable purchase price	$82

Estimated allocation of net purchase price adjustment:
SuperMedia net tangible assets acquired (excluding intangible assets and outstanding debt)	$118
Directory services agreements (b)	145
Customer relationships (b)	420
Trademarks and domain names (b)	60
Patented technologies (b)	10
SuperMedia outstanding debt at fair value as of April 30, 2013 (h)	(1,082)
Other adjustments (e) (j) (k)	(31)
Fair value adjustments:
Reverse pre-transaction deferred revenue (c)	416
Reverse pre-transaction deferred directory costs (d)	(95)
Deferred income tax adjustments, net (f)	(285)
Fair value of net liabilities acquired	(324)
Goodwill (g)	406
Total allocable purchase price	$82

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(a)         The Amended and Restated Merger Agreement provides that each issued and outstanding share of SuperMedia common stock be converted into the right to receive 0.4386 shares of Dex Media common stock.  As of April 30, 2013, 15.6 million shares of SuperMedia common stock were issued and outstanding, which resulted in the issuance of 6.9 million shares of Dex Media common stock valued at $11.90 per share, which represents the closing price of Dex One common stock on April 30, 2013 of $2.38 adjusted for the 1-for-5 reverse stock split as specified in the merger agreement. The calculation of the equity component of the allocable purchase price is as follows:

(in millions, except exchange ratio and price per share data)	Dex One	SuperMedia	Dex Media
Shares of common stock issued and outstanding at April 30, 2013	51.0	15.6	—
Exchange ratio	0.20	0.4386	$—
Assumed shares of Dex Media common stock issued	10.2	6.9	17.1
Price per share	$11.90	$11.90	$11.90
Fair value of Dex Media common stock issued	$121	$82	$203

The Dex Media common stock issued to Dex One and SuperMedia shareholders has a par value of $.001 per share.

(b)         These adjustments represent the estimated fair value of SuperMedia’s intangible assets in conjunction with our application of acquisition accounting and in conformity with Dex One’s accounting policies and fair value estimation methodologies. The determination of the estimated fair value of all of SuperMedia’s intangible assets of $635 million resulted in a net increase in intangible assets of $453 million.

(c)          Dex One and SuperMedia recognize revenue with respect to print advertising under the deferral and amortization method whereby revenues are initially deferred when a directory is published and then recognized ratably over the directory’s life, which is typically 12 months.

Subsequent to the conforming adjustments for unbilled receivable and deferred revenue noted above, deferred revenue associated with the acquired SuperMedia directories on March 31, 2013 was $417 million, which included $416 million related to directories published prior to the transaction that, in the absence of acquisition accounting, would have been recognized over the twelve months following the transaction under the deferral and amortization method.  Under acquisition accounting, $416 million of deferred revenue has been reduced to zero in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2013. The remaining deferred revenue of $1 million pertains to billings to customers in advance of the directories being published.  Although the deferred revenue balance was substantially eliminated as a result of acquisition accounting, Dex Media will retain all the rights associated with the collection of amounts due and contractual obligations under the advertising contracts executed prior to the transaction. As a result, the SuperMedia unbilled receivable balances will become assets of Dex Media.

(d)         Dex One and SuperMedia also recognize certain costs directly related to the sale and production of print advertising under the deferral and amortization method.  The deferred directory costs associated with the acquired SuperMedia directories on March 31, 2013 were $123 million and included $95 million related to directories published prior to the transaction that, in the absence of acquisition accounting, would have been recognized over the twelve months following the transaction under the deferral and amortization method. Under acquisition accounting, the $95 million of deferred directory costs related to directories published prior to the transaction have been reduced to zero in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2013.  The remaining deferred directory costs of $28 million, which relate to paper inventory and costs associated with directories that are scheduled to publish subsequent to the transaction, will be assumed by Dex Media and are reflected on the unaudited pro forma condensed combined balance sheet as of March 31, 2013.

(e)          This adjustment represents the write off of SuperMedia financing costs of $8 million associated with amendments to their senior secured term loans.

(f)           These adjustments represent an assessment of SuperMedia’s deferred income taxes that will be eliminated under acquisition accounting as well as deferred income taxes of Dex Media to be recognized upon consummation of the transaction. At the time of the filing of this document, we have not completed our assessment of Dex Media’s valuation allowance that will carryforward to the combined entity upon consummation of the transaction.

(g)          Goodwill represents the excess purchase price over the estimated fair value of the net identifiable assets acquired. We have included an estimate of goodwill associated with the acquisition of SuperMedia of approximately $406 million on the unaudited pro forma condensed combined balance sheet as of March 31, 2013. SuperMedia’s pre-transaction goodwill of $704 million was eliminated as a result of acquisition accounting.

(h)         As a result of acquisition accounting, SuperMedia’s outstanding debt was adjusted to fair value of $1,082 million and a discount of $360 million was recognized. This discount will be amortized to interest expense over the remaining term of the SuperMedia senior secured term loans.

(i)             These adjustments eliminate SuperMedia’s historical equity, accumulated deficit, and accumulated other comprehensive income and establish equity of Dex Media in conjunction with the Amended and Restated Merger Agreement.

(j)            In order to state SuperMedia’s unbilled receivables at fair value, an estimated allowance for doubtful accounts of $12 million was established based on historical experience as an offset to unbilled receivable, resulting in a net unbilled receivable of $340 million on the unaudited pro forma condensed combined balance sheet as of March 31, 2013.

(k)         This adjustment to reduce cash and cash equivalents reflects additional estimated remaining transaction-related costs of $16 million, comprised of $5 million for Dex One and $11 million for SuperMedia, representing one-time investment banking, legal and professional fees. As the transaction-related costs are a non-recurring expense to be recognized, these costs are not included in the unaudited pro forma condensed combined statements of operations.

(l)             This adjustment represents the acceleration of unrecognized compensation cost associated with SuperMedia’s stock-based awards of $1 million, which has been eliminated as part of SuperMedia’s historical equity and accumulated deficit, and Dex One’s stock-based awards of $3 million due to change in control provisions.  This non-recurring cost is directly attributable to the transaction and not included in the unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

DEX ONE, SUPERMEDIA, AND DEX MEDIA

FOR THE YEAR ENDED DECEMBER 31, 2012

(in millions, except per share data)	Dex One Historical	SuperMedia Historical	Pro Forma Transaction Adjustments		Dex Media Total Pro Forma

Net revenues	$1,300	$1,354	$(562	)(1)	$2,092

Expenses:
Selling	345	345	(75	)(1)	615
Cost of Sales (exclusive of depreciation and amortization	284	325	(66	)(1)	543
General and administrative expenses	127	87	(17	)(1)	197
Depreciation and amortization	419	157	154	(2)	730
Total expenses	1,175	914	(4)		2,085
Operating income	125	440	(558)		7
Gain on debt repurchases, net	140	51	—		191
Interest expense, net	(196)	(170)	(114	)(3)	(480)
Income before reorganization items, net and income taxes	69	321	(672)		(282)
Reorganization items, net	—	(1)	—		(1)
Income before income taxes	69	320	(672)		(283)
(Provision) benefit for income taxes	(7)	(97)	269	(4)	165
Net income	$62	$223	$(403)		$(118)

Earnings per share:
Basic and diluted	$1.23	$14.28		(5)	$(6.90)
Shares used in computing earnings per share:
Basic	50.6	15.3	(48.8	)(5)	17.1
Diluted	50.7	15.3	(48.9	)(5)	17.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

DEX ONE, SUPERMEDIA, AND DEX MEDIA

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(in millions, except per share data)	Dex One Historical	SuperMedia Historical	Pro Forma Transaction Adjustments		Dex Media Total Pro Forma

Net revenues	$288	$293	$—	(1)	$581

Expenses:
Selling	79	75	—	(1)	154
Cost of Sales (exclusive of depreciation and amortization	67	75	—	(1)	142
General and administrative expenses	35	11	—	(1)	46
Depreciation and amortization	89	31	30	(2)	150
Total expenses	270	192	30		492
Operating income	18	101	(30)		89
Interest expense, net	(43)	(38)	(30	)(3)	(111)
Income (loss) before reorganization items, net and income taxes	(25)	63	(60)		(22)
Reorganization items, net	(35)	—	—		(35)
Income (loss) before income taxes	(60)	63	(60)		(57)
(Provision) benefit for income taxes	1	(23)	24	(4)	2
Net income (loss)	$(59)	$40	$(36)		$(55)

Earnings (loss) per share:
Basic and diluted	$(1.17)	$2.55		(5)	$(3.22)
Shares used in computing earnings (loss) per share:
Basic and diluted	50.9	15.4	(49.2	)(5)	17.1

(1)         The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 represent net revenue of $562 million and certain expenses of $158 million related to SuperMedia directories published prior to the transaction that, due to acquisition accounting, would not have been recognized during the year ended December 31, 2012 assuming the transaction had occurred on January 1, 2012.  As revenue and certain costs directly related to the sale and production of print advertising are recognized over the life of the directory, which is typically twelve months, the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2013 has not been adjusted.

(2)         These adjustments represent a revision of SuperMedia’s intangible asset amortization expense for the year ended December 31, 2012 and three months ended March 31, 2013, respectively, assuming the transaction had occurred on January 1, 2012, and to reflect the new fair value and estimated useful lives of its intangible assets as a result of acquisition accounting. The following table presents the estimated pro forma fair value and remaining useful lives of SuperMedia’s intangible assets as well as the estimated pro forma intangible asset amortization expense for the year ended December 31, 2012 and three months ended March 31, 2013, respectively.

(in millions)	Fair Value Estimate	Remaining Life (Years)	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Directory service agreements	$145	5	$55	$12
Client relationships	420	4	190	37
Trademarks and domain names	60	6	18	4
Patented technologies/other	10	5	2	1
	$635		$265	$54

(3)         These adjustments represent estimated pro forma incremental interest expense for the year ended December 31, 2012 and three months ended March 31, 2013, respectively, associated with (1) the amendments of Dex One and SuperMedia’s interest rates on its senior secured term loans as noted in the Amended and Restated Merger Agreement, (2) amortization of deferred financing costs associated with the amendments of Dex One senior secured term loans and (3) amortization of the fair value adjustment associated with SuperMedia’s senior secured term loans.

(in millions)	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Incremental interest expense associated with Dex One and SuperMedia interest rates amendments	$40	$9
Amortization of deferred financing costs associated with Dex One	3	1
Amortization of the fair value adjustment to SuperMedia’s senior secured term loans	71	20
Total incremental interest expense	$114	$30

A sensitivity analysis demonstrating the impact of a 12.5 basis point increase or decrease in assumed interest rates for the Dex One and SuperMedia senior secured term loans would yield a difference to pro forma incremental interest expense of approximately $5 million and $1 million for the year ended December 31, 2012 and three months ended March 31, 2013, respectively.

(4)         These adjustments represent the income tax effect of the preceding pro forma adjustments using a statutory rate of 40%.  At the time of the filing of this document, Dex One has not completed its assessment of its tax attributes that will carryforward to the combined entity upon consummation of the transaction. Final determination of the remaining tax attributes could have a material impact on the combined company’s effective tax rate subsequent to the consummation of the transaction.

(5)         The following table presents the calculation of Dex One and SuperMedia’s historical basic and diluted earnings (loss) per share (“EPS”) as well as pro forma basic and diluted EPS of Dex Media for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively:

	Dex One Historical		SuperMedia Historical		Dex Media Total Pro Forma
(in millions, except per share data)	Year Ended December 31, 2012	Three Months Ended March 31, 2013	Year Ended December 31, 2012	Three Months Ended March 31, 2013	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Basic EPS
Net income (loss)	$62	$(59)	$223	$40	$(118)	$(55)
Less: Allocation of income to participating unvested restricted stock	—	—	(5)	(1)	—	—
Income (loss) available to common shareholders	62	(59)	218	39	(118)	(55)
Weighted average common shares outstanding	50.6	50.9	15.3	15.4	17.1	17.1
Basic EPS	$1.23	$(1.17)	$14.28	$2.55	$(6.90)	$(3.22)

Diluted EPS
Net income (loss)	$62	$(59)	$223	$40	$(118)	$(55)
Less: Allocation of income to participating unvested restricted stock	—	—	(5)	(1)	—	—
Income (loss) available to common shareholders	62	(59)	218	39	(118)	(55)
Weighted average common shares outstanding	50.6	50.9	15.3	15.4	17.1	17.1
Dilutive effect of stock awards	0.1	—	—	—	—	—
Weighted average diluted shares outstanding	50.7	50.9	15.3	15.4	17.1	17.1
Diluted EPS	$1.23	$(1.17)	$14.28	$2.55	$(6.90)	$(3.22)

Due to Dex One’s reported net loss for the three months ended March 31, 2013, the effect of all stock-based awards was anti-dilutive and therefore not included in the calculation of EPS.

Certain employees and certain non-management directors of SuperMedia were granted restricted stock awards, which entitles those participants to receive non-forfeitable dividends during the vesting period on a basis equivalent to the dividends paid to holders of SuperMedia’s common stock. As such, these unvested restricted stock awards meet the definition of a participating security. Participating securities are defined as unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) and are included in the computation of EPS pursuant to the two-class method. At March 31, 2013 and December 31, 2012, there were 0.2 million and 0.3 million, respectively, of such participating securities outstanding. Under the two-class method, all earnings, whether distributed or undistributed, are allocated to each class of common stock and participating securities based on their respective rights to receive dividends.